EXHIBIT 99.1
MARKETAXESS NAMES INGRES PRESIDENT ROGER BURKHARDT
TO ITS BOARD OF DIRECTORS
NEW YORK, July 31, 2007 — MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate bonds, emerging markets bonds and other fixed-income securities, today announced that Roger Burkhardt, president and chief executive officer of Ingres Corporation, the leading provider of business open source services and solutions, has been elected to the MarketAxess board.
Richard M. McVey, chairman and chief executive officer of MarketAxess, said, “We are pleased to have a technology leader of Roger’s caliber as a member of our board. His deep knowledge of electronic trading and his broad-based technology background will be invaluable to the Company and the board as we continue to develop world class e-trading solutions for the largest institutional investors and global dealers.”
Mr. Burkhardt, 46, is joining the MarketAxess board from Ingres Corporation, based in Redwood City, California, where he has worldwide responsibility for all facets of the Ingres business. Prior to joining Ingres in July 2006, Mr. Burkhardt served for six years as chief technology officer and executive vice president of NYSE Group, Inc., where he led a global team of 2,000 personnel through a significant business and technology change as transaction volume rose seven-fold. Prior to his tenure with the NYSE, Mr. Burkhardt held various capital markets-related technology positions, including serving as president of listed equities at Optimark Technologies, Inc., and director of capital markets at IBM.
Mr. Burkhardt holds bachelors and masters degrees in Physics from Oxford University and an MBA in finance from New York University.
The addition of Mr. Burkhardt brings the MarketAxess board to a total of eleven directors. Additional information about MarketAxess’ Board of Directors and corporate governance policies can be found on the Company’s website at www.marketaxess.com
About MarketAxess
MarketAxess operates one of the leading platforms for the electronic trading of corporate bonds and certain other types of fixed-income securities, serving as an electronic platform through which our more than 675 active institutional investor clients can access the liquidity provided by our 30 broker-dealer clients. MarketAxess’ multi-dealer trading platform allows our institutional investor clients to simultaneously request competitive, executable bids or offers from multiple broker-dealers, and to execute trades with the broker-dealer of their choice. MarketAxess offers our clients the ability to trade U.S. high-grade corporate bonds, European high-grade corporate bonds, credit default swaps, agencies, high-yield and emerging markets bonds. MarketAxess also provides data and analytical tools that help our clients make trading decisions, and we facilitate the trading process by electronically communicating order information between trading counterparties. Our DealerAxess® trading service allows dealers to trade fixed-income securities with each other on our platform.
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Media and Investor Relations Contacts:
Stephen Davidson
MarketAxess Holdings Inc.
+1-212-813-6021
Sharron Silvers
Gavin Anderson & Co.
+1-212-515-1931